Exhibit 10.1

STOCK SALE AND PURCHASE AGREEMENT

This STOCK SALE AND PURCHASE AGREEMENT (the "Agreement") dated as of June 29, 2010 is entered into by and between Qufu Natural Green Engineering Co., Ltd., a Chinese limited liability company (“Seller”) and a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc. (the “Company”), Shengya Veterinary Medicine Co., Ltd., a limited liability company organized under the laws of the Peoples’ Republic of China (“Shengya”), and Mr. Laiwang Zhang (the "Buyer"), a Chinese citizen and the President and Chairman of the Company.

RECITALS

WHEREAS, the Seller owns 100% of the ownership interests in Shengya (the “Shengya Interest”).

WHEREAS, Shengya manufactures and sells a variety of veterinary medicines in China (the “Business”) that historically represents less than 20% of the total revenues of the Company and represented approximately 12% of the total revenues of the Company in fiscal year ended April 30, 2010 compared to 16.7% in the fiscal year ended April 30, 2009.

WHEREAS, The Company has determined to streamline its product offerings to focus on its core business of producing and selling stevia and other herb-based products including herb extracts, herb medicines.

WHEREAS, the Seller has determined to exit all business activities related to the Business and sell its 100% interest in Shengya to the Buyer.

WHEREAS, Buyer is the President and Chairman of the Company, the parent company of the Seller.

WHEREAS, Buyer is desirous of acquiring the Shengya Interest and the Business.

WHEREAS, Seller desires to convey, sell and assign to Buyer all of Seller’s right, title and interest in and to the Shengya Interest upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Recitals.  The foregoing recitals are true and correct.

2.           Purchase Price.  Subject to the terms and conditions of this Agreement, Buyer shall acquire 100% of the ownership interests in Shengya (the “Shengya Interest “) by cancelling the number of shares of the Company’s common stock, $.001 par value computed as follows:  divide (x) the net book value of Shengya’s assets (total assets minus total liabilities) as set forth on its consolidated balance sheet as of April 30, 2010 as set forth on Exhibit “A” to this Agreement by the average of the closing price of the Company’s common stock over the 10 trading days prior to the date of this Agreement (the “Purchase Price”).

3.           Representations and Warranties of Shengya, Seller and the Company.

3.1           Organization and Good Standing.  Shengya is a Chinese limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on business in the places and in the manner as presently conducted or proposed to be conducted.

3.2           Authority and Enforcement.  Shengya, Seller and the Company have all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Shengya, Seller and the Company have taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Shengya, Seller and the Company, enforceable against them in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

3.3           Capitalization of Shengya.  The registered capital of Shengya is RMB 3,000,000.  One hundred (100%) of the ownership interests in the Company are owned by the Seller.

4.           Representations and Warranties of Buyer.

4.1           Good Standing. Buyer is a Chinese citizen with full power and authority to own, lease and operate properties and to carry on business under the laws of Peoples’ Republic of China.

4.2           Authority and Enforcement.  Buyer has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3           Good Title to the Shengya Interest.  The Seller has good and marketable title to the Shengya Interest, free and clear of all liens, pledges, options, claims, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”).  There are no unpaid taxes or other matters which are or could become a Lien on the Shengya Interest.

4.3           Information on the Buyer and Shengya’s Business.  The Buyer has served as the Chairman of Shengya and the Seller since January 2003 and the President and Chairman of the Company since April 2004. The Buyer has had access to such other information concerning the business of Shengya and its operations, financial condition and other matters as the Buyer deemed necessary to enable Buyer to thoroughly investigate Shengya and all aspects of the transaction set forth in this Agreement.  Buyer has determined that Shengya’s Business and financial affairs are satisfactory to Buyer in all respects.  Buyer has and will rely solely on Buyer's own independent investigations and inspections of Shengya and Buyer has not relied and will not rely on any representation of Seller, Shengya or the Company other than as expressly set forth in this Agreement. Buyer further acknowledges and agrees that, except for the specific representations made by Seller in this Agreement, Seller, Shengya or the Company have made no representations, are not willing to make any representations, nor held out any inducements to Buyer, other than those (if any) exclusively set forth in this Agreement; and Seller, Shengya or the Company is not and shall not be liable or bound in any manner by any express or implied warranties, guaranties, statements, representations or information pertaining to Shengya, except as may be specifically set forth in this Agreement.

4.4           Information on the Company.  The Buyer has been furnished with or has had access at the EDGAR Website of the Securities and Exchange Commission (the “Commission”) to the Company’s Form 10-K for the fiscal year ended April 30, 2009 and all periodic and current reports filed with the Commission thereafter (the “Reports”).  In addition, the Buyer has received in writing from the Company such other information concerning its operations, financial condition and other matters as the Buyer may have requested in writing (such other information is collectively, the “Other Written Information”).

5.           Conditions to Closing.

5.1           Conditions Precedent to Buyer’s Obligation to Close.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)           The representations and warranties of Seller, Shengya and the Company set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date.

(b)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency in China or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Buyer’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(c)           No material adverse change shall have taken place with respect to the Business; and

(d)           All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

5.2           Conditions Precedent to Seller’s Obligation to Close.  The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)           The representations and warranties of Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

(b)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Buyer’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)           Seller and the Company shall have obtained the approval of their respective Board of Directors; and

(f)           All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

6.           Closing.

6.1           Closing. The closing shall take place no later than July 31, 2010 (the “Closing”).

6.2           Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(a) Buyer and/or an affiliate of Buyer as determined by Buyer shall deliver to the Company an original stock certificate of the Company and stock power for the SUWN Shares with a stock power duly endorsed, signature guaranteed; and

(b) The Company shall cancel the SUWN Shares; and

(c)  The Seller shall transfer its 100% interest in Shengya to Buyer and execute such documentation as may be reasonably requested by Buyer to carry out such transfer.

7.           Obligations Post-Closing.  If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to Seller’s ownership interest in Shengya, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such ownership interest and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such actions.

8.           Indemnity by the Buyer.  The Buyer agrees that it will indemnify and hold the Seller and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) harmless from all Liabilities incurred or suffered by the Seller.  For this purpose, “Liabilities” incurred by the Seller means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any default or breach in the performance of any of the covenants or agreements made by the Buyer in this Agreement; or (b) the operation of the Business after the Closing by the Buyer.

9.           Miscellaneous.

9.1           Expenses.  Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

9.2           Entire Agreement; No Waiver.  This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.3.           Construction and Enforcement.  This Agreement shall be construed in accordance with the laws of the Peoples’ Republic of China, without and application of the principles of conflicts of laws.  If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

9.4           Dispute Resolution and Arbitration.

a.           Each of the Parties shall make every reasonable commercial effort to resolve any dispute which may arise under or in connection with this Agreement (including a dispute regarding the existence, validity, interpretation or termination of this Agreement or the consequence of its nullity) through consultation, and the consultation starts promptly at the time when a Party provides the other Party with a written notice requesting such consultation.

b.           If the dispute is not resolved within three (3) months from the issuance of the written notice, any Party may submit the dispute to arbitration by the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with the arbitration rules of CIETAC in effect at the time of application for arbitration.

c.           The arbitration tribunal shall consist of three (3) arbitrators. The Seller shall select one (1) arbitrator and the Buyer shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be appointed by the two arbitrators selected by the Parties and shall be a national of a country of any of the Parties.  If either Party fails to select an arbitrator, or if the two arbitrators selected by the Parties fail to agree on the choice of the third arbitrator, the Chairman of CIETAC shall have the right to appoint the third arbitrator.

d.           The arbitration proceedings shall be conducted in both the English and Chinese language.  In the event of any arbitration or litigation arising out of, in connection with, or related to the Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable fees and expenses of counsel for the prevailing party.

e.           The arbitral award made by CIETAC shall be final and binding upon the Parties.

9.4           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, or by overnight mail properly receipted to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:                                6 Shengwang Avenue, Qufu, Shandong, China 273100
Attention:  Mr. Chengxiang Yan, Chief Executive Officer
Telephone No.: (86-537) 491-5998
Telecopy No.:  (86-537) 491-5991

with a copy to:                                           James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida  33431
Telephone No. (561) 362-9595
Telecopy No. (561) 362-9612

If to Buyer:                                6 Shengwang Avenue, Qufu, Shandong, China 273100
Attention:  Mr. Laiwang Zhang
Telephone No.:  86-537-491-5998
Telecopy No.:    86-537-491-5991

9.5           Separability.  In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

9.6           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates.

9.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

9.8.           Role of Counsel.  Buyer acknowledges his understanding that this Agreement was prepared at the request of Shengya, the Seller and the Company by Schneider Weinberger & Beilly, LLP, its counsel and that such attorney did not represent Buyer in conjunction with this Agreement or any of the related transactions.  Buyer, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.  By his signature below, Buyer represents and warrants that he fully understands the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Qufu Natural Green Engineering Co., Ltd

By: /s/ Chengxiang Yan
            Chengxiang Yan, Chief Executive Officer

Sunwin International Neutraceuticals, Inc.

By: /s/ Dongdong Lin
            Dongdong Lin, Chief Executive Officer

Shengya Veterinary Medicine Co., Ltd. (“Shengya”)

By: /s/ Yongzhu Yan
            Yongzhu Yan, Chief Executive Officer

     /s/ Laiwang Zhang
                      Laiwang Zhang

Exhibit A

Unaudited Balance Sheet of Shengya Veterinary Medicine Co., Ltd. as of April 30, 2010

VETERINARY MEDICINE
CONSOLIDATED BALANCE SHEET Unaudited

	April 30, 2010	April 30, 2010
	RMB	USD
ASSETS

CURRENT ASSETS:
Cash	$15,901,224	$2,326,169
Accounts receivable	4,862,198	711,284
Inventories, net	3,954,673	578,524
Prepaid expenses and other assets	1,189,780	174,051
Total Current Assets	25,907,875	3,790,028

PROPERTY AND EQUIPMENT, net	12,277,594	1,796,073
Total Assets	$38,185,469	$5,586,101

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,792,167	$408,462
Taxes payable	98,957	14,476
Due to related party	10,100	1,478
Total Current Liabilities	2,901,224	424,416

OTHER PAYABLES	1,078,800	157,816
Total Liabilities	3,980,024	582,232

SHAREHOLDER'S EQUITY
Additional paid-in capital	21,470,955	3,140,957
Retained earnings	12,734,490	1,863,220
Other comprehensive income - foreign currency	-	(309)
Total Shareholders' equity	34,205,445	5,003,868

Total Liabilities and Shareholders' Equity	$38,185,469	$5,586,101